Exhibit 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue

Suite 2770

Dallas, Texas 75201

TRUSTEES:		DAVID M. PETERSON
MAURICE MEYER III	Telephone (214) 969-5530	General Agent
JOHN R. NORRIS III
JAMES K. NORWOOD		TYLER GLOVER
Assistant General Agent

TEXAS PACIFIC LAND TRUST

REPORT OF OPERATIONS - UNAUDITED

	Three Months Ended

	June 30, 2016	June 30, 2015

Oil and gas royalties	$6,866,702	$5,699,594

Land sales	--	160,000

Easements and sundry income	9,198,970	5,802,945

Other income	130,438	132,595

Total income	$16,196,110	$11,795,134

Provision for income tax	$4,980,353	$3,533,021

Net income	$10,123,117	$7,416,012

Net income per sub-share	$1.26	$.90

Average sub-shares outstanding during period	8,048,500	8,244,345

	Six Months Ended

	June 30, 2016	June 30, 2015

Oil and gas royalties	$12,477,453	$12,224,859

Land sales	86,000	20,428,000

Easements and sundry income	15,269,943	13,605,939

Other income	260,817	275,689

Total income	$28,094,213	$46,534,487

Provision for income tax	$8,502,716	$15,122,543

Net income	$17,403,168	$29,582,101

Net income per sub-share	$2.16	$3.58

Average sub-shares outstanding during period	8,064,759	8,262,482

Reform Act of 1995. Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competition, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.